Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

American Standard Reports Record Third-Quarter Sales, Net Income and Diluted EPS
Company Reiterates Earnings Range for the Year

     Piscataway, N.J. – Oct. 15, 2003 – American Standard Companies Inc. (NYSE: ASD) today announced record third-quarter sales, net income and diluted earnings per share. Earnings were $1.66 per diluted share, up 7 percent from third quarter last year, and consistent with the company’s July estimate for the quarter of $1.60-$1.68. Sales were $2.234 billion, up 8 percent from a year ago (up 4 percent in local currencies). Net income rose to $122.5 million, up 7 percent.

     “The people of American Standard Companies delivered another quarter of solid performance, despite continued challenging economic conditions,” said Fred Poses, chairman and chief executive officer. “All parts of the company contributed to our success, with particularly strong results from vehicle control systems and the residential portion of our air conditioning business. We still faced tough market conditions in U.S. commercial air conditioning equipment, but we outperformed that market.

     “Bath and Kitchen improved its operating margins during the quarter and made progress on a number of fronts, including ‘total bathroom’ suites, higher-value faucets and the new top-performing Champion toilet, designed to better address consumer needs and enhance ongoing operating margin,” he said.

     “We’re well-positioned in this economic environment because of our geographic and business diversity as well as our commitment to continually improving every part of our company,” said Poses. “Our investments in new products and marketing programs are strengthening our current competitive positions, while preparing us for improved conditions. In addition, the productivity initiatives we started three years ago, coupled with an increased focus on operating cost control, are producing needed savings in our price-sensitive markets.”

     In the third quarter, net cash provided by operating activities was $229.1 million, and free cash flow was $183.5 million. Segment income was $251.1 million, up 6 percent from third quarter last year (up 3 percent in local currencies). Total operating margin for the quarter was 11.2 percent, down 0.3 percentage points. Debt now stands at $1.8 billion, down from $2.6 billion at the end of 1999. The tax rate remained at 31 percent. Corporate and other expenses were up $9 million, driven by adverse foreign exchange effects and escalation in pension, medical and insurance costs. Overall, foreign exchange had no impact on the company’s growth in earnings per diluted share.

     “We are reiterating our earnings range for the year of $5.40-$5.50 per diluted share, an increase of 7-9 percent over 2002. For the fourth quarter, we anticipate earnings in the range of $1.04-$1.14,” said Poses. “We’re on track to achieve our 2003 cash flow targets and reduce debt to our previously announced target of $1.7 billion by year-end.”

– MORE –

The tables following the news release text provide financial details, including a reconciliation of net cash provided by operating activities before proceeds from the initial sale of receivables to free cash flow, as well as results adjusted to show the impact of foreign exchange translation on sales, segment income and operating margin.

THIRD-QUARTER BUSINESS HIGHLIGHTS

     AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.35 billion, up 5 percent over third quarter last year. Growth in U.S. residential products, global commercial after-market and global unitary equipment drove the sales increase. The North American market for commercial equipment declined an estimated 6 percent during the first nine months of the year, following average annual drops of 10 percent over the previous two years. Segment income was $165.7 million, down 3 percent. Productivity initiatives and volume growth lessened the negative impact of price weakness and cost escalations. Operating margin decreased by 0.9 percentage points to 12.3 percent.

     During the quarter, Air Conditioning Systems and Services received a “best buy” award from Consumers Digest magazine for two of its residential furnaces. Another leading consumer magazine also noted the “excellent overall performance” and moderate price and operating cost of Trane’s whole-house electronic air cleaners. In addition, large commercial air conditioning contracts signed during the quarter included ones for the Branford (Connecticut) Board of Education, Hyundai (Alabama), Midwestern State University (Texas), Offutt Air Force Base (Nebraska), Radio Shack’s Riverfront (Texas) campus, Sydney (Australia) Entertainment Centre, University of Houston (Texas) and two shopping centers in Indonesia, A Yani Mall and Plaza Medan Fair. The company also added seven global/national accounts, including General Nutrition Companies (GNC) and Midas, Inc.

     BATH AND KITCHEN sales increased 9 percent to $556.7 million. Segment income was $43 million, up 16 percent compared with last year. Segment income benefited from resolution of the isolated operational issues that affected last year’s results as well as from productivity savings and increased volume, which offset the negative impact of cost escalations. Operating margin was 7.7 percent, up 0.4 percentage points from the prior year and up from 6.3 percent in the second quarter of this year.

     Bath and Kitchen’s first model of the new Champion toilet with America’s Best™ Flushing System is selling well to wholesalers in the U.S. and Canada, who started placing orders in June. Retail rollout will take place over the next six months, with additional models planned for next year. Around the world, Bath and Kitchen enhanced its distribution, including about 50 new or renovated outlets in China and the redesign of 300 showrooms in Germany. During the quarter, Bath and Kitchen also showcased its design expertise at large customer events in China, France and the U.K. and launched new marketing efforts in Eastern Europe, Italy and the U.K.

     VEHICLE CONTROL SYSTEMS third-quarter sales were $327.8 million, up 21 percent over third quarter last year, because of increased content per vehicle, global sales penetration and continued expansion into new segments. The business continued to outperform truck and bus markets around the world, including Europe, WABCO’s largest market, which declined 1 percent and North America, which experienced a 5 percent drop. Segment income was $42.4 million, up 40 percent from third quarter last year. The combination of higher volume, productivity gains and lower warranty costs outpaced cost escalations, normal pricing reductions, and unfavorable mix as well as increased spending on new products. Operating margin rose 1.7 percentage points to 12.9 percent.

– MORE –

During the quarter, MAN, a leading European truck and bus manufacturer, started delivering trucks equipped with Industrial Vehicle Tire Monitoring (IVTM), WABCO’s new tire pressure monitoring system developed with Michelin. IVTM is also available as an option on MAN buses. The first such system specifically designed for commercial vehicles, IVTM continually monitors tire pressure and transmits information to the driver on a visual display in the cab. With IVTM’s early warning system, drivers will experience increased safety, fewer breakdowns, longer tire life and lower fuel costs.

– END –

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and Chief Financial Officer Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliation between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. For those unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-4900. Please call five to ten minutes prior to the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 1:30 p.m. EDT today until 11:30 p.m. EDT on Oct. 22. For the replay, please dial (719) 457-0820. The replay access code is 678790.

Comments in this news release contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Actual results may differ materially from these expectations as a result of many factors, relevant examples of which are set forth in the company’s 2002 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements.

American Standard is a global manufacturer with market leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 60,000 people and has manufacturing operations in 29 countries. American Standard is included in the S&P 500.

For more information, reporters may contact:

Lisa Glover, 732 980-6048, lglover@americanstandard.com, or Shelly London, 732 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact:

Gavin Bell, 732 980-6399, gbell@americanstandard.com, or Bruce Fisher, 732 980-6095, bfisher@americanstandard.com

Additional information is available at http://www.americanstandard.com. U.S. callers can listen to the latest news release and other corporate information by dialing (888) ASD-NEWS.

Copyright © 2003 American Standard Inc.

Financial Tables
Consolidated Statement of Operations
Data Supplement Sheet
Consolidated Balance Sheet
Operating Activities to Free Cash Flow (Quarter), (Year to Date) & (12 Months)

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Three Months Ended September 30,
except per share data
	2003	2002

Sales
Air Conditioning Systems and Services	$1,349.9	$1,288.6
Bath & Kitchen	556.7	510.5
Vehicle Control Systems	327.8	271.0

Total	$2,234.4	$2,070.1

Segment income
Air Conditioning Systems and Services	$165.7	$170.1
Bath & Kitchen	43.0	37.1
Vehicle Control Systems	42.4	30.3

Total	251.1	237.5
Equity in net income of unconsolidated joint ventures	7.4	8.4

	258.5	245.9
Interest expense	28.6	31.7
Corporate and other expenses	52.3	43.2

Income before income taxes	177.6	171.0
Income taxes	55.1	56.9

Net income	$122.5	$114.1

Net income per common share:
Basic	$1.69	$1.58

Diluted	$1.66	$1.55

Average outstanding common shares:
Basic	72.3	72.3
Diluted	73.8	73.5

American Standard Companies Inc.
Consolidated Statement of Operations
(Unaudited)

In millions	Nine Months Ended September 30,
except per share data
	2003	2002

Sales
Air Conditioning Systems and Services	$3,789.3	$3,648.7
Bath & Kitchen	1,668.4	1,491.2
Vehicle Control Systems	992.3	778.6

Total	$6,450.0	$5,918.5

Segment income
Air Conditioning Systems and Services	$428.7	$434.8
Bath & Kitchen	113.8	119.0
Vehicle Control Systems	137.1	102.3

Total	679.6	656.1
Equity in net income of unconsolidated joint ventures	18.5	19.7

	698.1	675.8
Interest expense	88.9	97.8
Corporate and other expenses	145.1	132.5

Income before income taxes	464.1	445.5
Income taxes	143.9	148.4

Net income	$320.2	$297.1

Net income per common share:
Basic	$4.44	$4.11

Diluted	$4.36	$4.04

Average outstanding common shares:
Basic	72.1	72.3
Diluted	73.5	73.6

American Standard Companies Inc.
Data Supplement Sheet

This Data Supplement Sheet includes information on backlog and information excluding the effect of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant impact on results when reported in U.S. Dollars. Management believes that excluding these effects is helpful in assessing the overall performance of the business.

In millions	Three Months Ended September 30,				Nine Months Ended September 30,

	Reported	Reported	% Chg vs.	% Chg vs. 2002	Reported	Reported	% Chg vs.	% Chg vs. 2002
	2003	2002	2002	Excl. FX (1)	2003	2002	2002	Excl. FX (1)

Air Conditioning Systems and Services
Sales	1,349.9	1,288.6	5%	3%	3,789.3	3,648.7	4%	2%
Segment Income	165.7	170.1	-3%	-3%	428.7	434.8	-1%	-2%
Operating Margin	12.3%	13.2%	-0.9pts	-0.8pts	11.3%	11.9%	-0.6pts	-0.5pts
Backlog					605.2	607.2	0%	-3%

Bath & Kitchen
Sales	556.7	510.5	9%	4%	1,668.4	1,491.2	12%	4%
Segment Income	43.0	37.1	16%	15%	113.8	119.0	-4%	-12%
Operating Margin	7.7%	7.3%	0.4pts	0.7pts	6.8%	8.0%	-1.2pts	-1.3pts

Vehicle Control Systems
Sales	327.8	271.0	21%	8%	992.3	778.6	27%	10%
Segment Income	42.4	30.3	40%	24%	137.1	102.3	34%	14%
Operating Margin	12.9%	11.2%	1.7pts	1.6pts	13.8%	13.1%	0.7pts	0.6pts
Backlog					546.2	468.7	17%	12%

Total Company
Sales	2,234.4	2,070.1	8%	4%	6,450.0	5,918.5	9%	4%
Segment Income	251.1	237.5	6%	3%	679.6	656.1	4%	-1%
Operating Margin	11.2%	11.5%	-0.3pts	-0.2pts	10.5%	11.1%	-0.6pts	-0.6pts

(1)	Excluding the impact of foreign exchange translation on operating results

CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(Dollars in millions)

	September 30,	December 31,
	2003	2002

Current Assets:
Cash and cash equivalents	$201.5	$96.6
Accounts receivable, less allowance for doubtful accounts	1,153.3	881.4
September 2003 - $41.2; Dec. 2002 - $38.1
Inventories:
Finished products	542.3	487.2
Products in process	174.3	137.6
Raw materials	163.5	145.9

	880.1	770.7
Future income tax benefits	52.5	48.7
Other current assets	245.7	217.0

Total Current Assets	2,533.1	2,014.4

Facilities, less accumulated depreciation	1,453.8	1,430.1
September 2003 - $901.2; Dec. 2002 - $773.2
Goodwill, less accumulated amortization:	1,061.4	1,012.8
September 2003 - $387.5; Dec. 2002 - $370.9
Capitalized software, less accumulated amortization:	233.4	242.0
September 2003 - $180.6; Dec. 2002 - $131.7
Debt issuance costs	22.4	26.5
Other assets	478.7	418.0

Total Assets	$5,782.8	$5,143.8

Current Liabilities:
Loans payable to banks	$86.0	$36.4
Current maturities of long-term debt	3.1	4.4
Accounts payable	727.9	601.6
Accrued payrolls	259.2	281.0
Current portion of warranties	129.1	118.0
Taxes on income	198.7	98.9
Other accrued liabilities	693.9	525.3

Total Current Liabilities	2,097.9	1,665.6

Long-Term Debt	1,716.1	1,918.4

Other Long-Term Liabilities
Reserve for post-retirement benefits	632.8	623.3
Long term portion of warranties	211.3	197.9
Deferred taxes on income	110.1	108.9
Other liabilities	426.6	399.9

Total Liabilities	5,194.8	4,914.0

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized	—	—
none issued and outstanding
Common stock $.01 par value, 200,000,000 shares	0.7	0.7
authorized; shares issued and outstanding:
72,640,527 in 2003 ; 72,613,736 in 2002
Capital surplus	744.7	724.4
Unearned compensation	(1.1)	(2.3)
Treasury stock	(562.6)	(534.6)
Retained earnings	748.2	428.0
Foreign currency translation effects	(268.3)	(309.2)
Deferred gain/(loss) on hedge contracts, net of tax	2.4	(2.0)
Minimum pension liability adjustment, net of tax	(76.0)	(75.2)

Total Shareholders’ Equity	588.0	229.8

Total Liabilities & Shareholders’ Equity	$5,782.8	$5,143.8

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By Operating Activities
Before Proceeds from Initial Sale of Receivables to Free Cash Flow
(Unaudited)

In millions	Three Months Ended September 30,

	2003	2002

Cash provided by operating activities:
Net Income	$122.5	$114.1
Adjustments to reconcile net income to net cash provided by operating activities	106.6	50.6

Net cash provided by operating activities before proceeds from initial sale of receivables	229.1	164.7
Proceeds from initial sale of receivables	—	(100.6)

Net cash provided by operating activities	229.1	64.1

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(50.7)	(46.2)
Proceeds from disposals of property	5.1	1.8

Free cash flow with proceeds from initial sale of receivables	183.5	19.7
Proceeds from initial sale of receivables	—	100.6

Free cash flow without proceeds from initial sale of receivables	$183.5	$120.3

Note:	This statement reconciles net cash provided (used) by operating activities before receivables financing to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By Operating Activities
Before Proceeds from Initial Sale of Receivables to Free Cash Flow
(Unaudited)

In millions	Nine Months Ended September 30,

	2003	2002

Cash provided by operating activities:
Net Income	$320.2	$297.1
Adjustments to reconcile net income to net cash provided by operating activities	153.6	50.0

Net cash provided by operating activities before proceeds from initial sale of receivables	473.8	347.1
Proceeds from initial sale of receivables	—	81.4

Net cash provided by operating activities	473.8	428.5

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(131.6)	(121.4)
Proceeds from disposals of property	5.5	10.4

Free cash flow with proceeds from initial sale of receivables	347.7	317.5
Proceeds from initial sale of receivables	—	(81.4)

Free cash flow without proceeds from initial sale of receivables	$347.7	$236.1

Note:	This statement reconciles net cash provided (used) by operating activities before receivables financing to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.
Reconciliation of Net Cash Provided (Used) By Operating Activities
Before Proceeds from Initial Sale of Receivables to Free Cash Flow
(Unaudited)

In millions	Twelve Months Ended December 31,

	2003 Estimate	2002

Net cash provided by operating activities before proceeds from initial sale of receivables	$650.0-690.0	$542.2
Proceeds from initial sale of receivables	—	81.4

Net cash provided by operating activities	650.0-690.0	623.6
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(230.0-250.0)	(212.0)
Proceeds from disposals of property	0-10.0	21.4
Proceeds from initial sale of receivables	—	(81.4)

Free cash flow without proceeds from initial sale of receivables	$410.0-450.0	$351.6

Note:	This statement reconciles net cash provided (used) by operating activities before receivables financing to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.